EXHIBIT 99.1 THIRD CENTURY BANCORP 80 East Jefferson Street Franklin, IN 46131 Tel. 317-736-7151 Fax 317-736-4225 For Immediate Release: Friday, February 25, 2005

Contact:	Robert D. Heuchan, President and CEO Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES EARNINGS; ANNOUNCES CHANGE IN ANNUAL MEETING DATE

Franklin, Indiana, OTCBB “TDCB”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the year ended December 31, 2004, net income amounted to $625,000, an increase of 26.26% over the earnings for the year ended December 31, 2003.

The increase is primarily due to the capitalization of mortgage servicing rights and a reduction in the allocation to the bank’s loan loss provision. Net mortgage servicing rights taken into income in 2004 totaled $126,000. Prior to 2004 the bank had not taken mortgage servicing rights into income. In 2004 additions to the loan loss provision were $36,000, compared to $200,000 in the year ended 2003.

Total assets increased $19.6 million at December 31, 2004 from December 31, 2003. The growth in assets was due to an increase in the bank’s cash and cash equivalents by $7.3 million, or 154%, and securities held to maturity by $9.8 million, or 1,419%. The increase in both categories was a direct result of the capital raised through the initial public offering of Third Century Bancorp stock.

Loans increased to $99.9 million at December 31, 2004 from $98.0 at December 31, 2003, an increase of $1.9 million, or 1.9%. Loan growth was tempered in 2004 by the sale of $5.9 million in residential mortgage loans to Freddie Mac. The allowance for loan losses decreased from $1.054 million at December 31, 2003 to $1.012 million at December 31, 2004. There were additions to the loan loss provision in the amount of $36,000 and charges to the reserve of $78,524 in 2004.

Deposits increased to $86.4 million at December 31, 2004 from $78.7 million at December 31, 2003, an increase of $7.7 million, or 9.78%. The increase in deposits is largely attributed to the proceeds of the conversion being held in bank deposits at year end 2004. Funds borrowed from the Federal Home Loan Bank decreased by $3.0 million, from $19.5 million at December 31, 2003 to $16.5 million at December 31, 2004.

The Annual Meeting of Shareholders has been set for Wednesday, July 20, 2005. The Annual Meeting will be at 9:00 a.m. and will be held at Hillview Country Club, 1800 East King Street, Franklin, Indiana. The meeting had previously been set for April 13, 2005.

On June 29, 2004, Mutual Savings Bank completed its conversion from a state chartered mutual savings bank to a state chartered stock savings bank and the formation of Third Century Bancorp as the holding company of Mutual Savings Bank. As part of the conversion, 1,653,125 shares of common shares at $10 per share were issued. Fifty percent (50%) of the remaining proceeds of the stock issuance, after deducting costs of $663,180 and excluding the capital loaned by Third Century Bancorp to the Employee Stock Ownership Plan in the amount of $1,496,815 to purchase shares, were used to acquire 100% of the stock and ownership of Mutual Savings Bank.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community and in the Indiana Masonic Home, as well as in Nineveh and Trafalgar, Indiana.

SELECTED CONSOLIDATED FINANCIAL DATA

	At December 31,
	2004	2003
	(In Thousands)
Selected Consolidated Financial Condition Data:
Total Amount of:
Assets	$126,163	$106,561
Loans Receivable-Net	98,822	96,955
Cash and Cash Equivalents	12,057	4,739
Interest-bearing time deposits	200	0
Investment Securities	10,455	688
Deposits	86,408	78,708
FHLB Advances and Other Borrowings	16,500	19,500
Shareholders' Equity-Net	22,833	8,040

	(In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total Interest Income	$6,048	$6,012
Total Interest Expense	1,876	1,954
Net Interest Income	4,172	4,058
Provision of Losses on Loans	36	200

	At December 31,
	2004	2003
	(In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Net Interest Income After Provision for Losses on Loans	4,136	3,858
Other Income	892	724
General, Administrative and Other Expenses	3,992	3,756

Earnings Before Income Tax Expense	1,036	826
Income Tax Expense	411	331
Net Earnings	625	495
Basic Earnings per Share	.41	n/a
Diluted Earnings per Share	.41	n/a

Selected Financial Ratios and Other Data:
Interest Rate Spread During Period	3.35%	3.79%
Net Yield on Interest-Earning Assets	5.35	5.98
Return on Assets	0.54	0.48
Return on Equity	4.17	6.22
Equity to Assets	18.10	7.54
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	120.93	112.82
Non-Performing Assets to Total Assets	0.15	0.40
Allowance for Loan Losses to Total Loans Outstanding	1.01	1.08
Allowance for Loan Losses to Non-Performing Loans	4048.00	245.92
Net Charge-Offs to Average Total Loans Outstanding	0.08	0.03
General, Administrative and Other Expense to Average Assets	3.44	3.63
Dividend Payout Ratio	21.16	n/a
Number of Full Service Offices	6	6